Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 31, 2012, is made and entered into by and among SFX HOLDING CORPORATION, a Delaware corporation (“Parent”), and each of the stockholders of Parent set forth on Exhibit A (each such party, a “Holder” and collectively the “Holders”).   Capitalized terms appearing but not defined herein have the meanings ascribed to such terms in the Asset Contribution Agreement, dated as of the date hereof, by and among Parent, SFX-LIC Operating LLC, Advanced Concert Productions LLC and the individuals party thereto (the “Asset Contribution Agreement”).

RECITALS

WHEREAS, pursuant to the Asset Contribution Agreement, the Transferor Parties contributed to Acquiror all of the Transferred Assets in exchange for the consideration set forth in the Asset Contribution Agreement, which included shares of common stock, par value $0.001 per share, of Parent (“Registrable Securities”); and

WHEREAS, Parent desires to grant, and the Holders desire to receive, certain rights with respect to the registration of the Registrable Securities under the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I
PIGGY BACK REGISTRATION RIGHTS

1.1          If, at any time after the date hereof and prior to December 31, 2014 when there is not an effective registration statement covering the Registrable Securities pursuant to this Agreement, Parent shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account (other than the initial registration statement relating to an offering for its own account) or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), Parent shall send to all of the Holders of Registrable Securities written notice of such determination and, if within twenty (20) days after receipt of such notice, or within such shorter period of time as may be specified by Parent in such written notice as may be necessary for Parent to comply with its obligations with respect to the timing of the filing of such registration statement, a Holder shall so request in writing (which request shall specify the Registrable Securities intended to be disposed of by such Holder), Parent will cause the registration under the Securities Act of all Registrable Securities which Parent has been so requested to register by such Holder, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Parent shall determine for any reason not to register or to delay registration of such securities, Parent may, at its election, give written notice of such determination to such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities being registered pursuant to this Section 1.1 for the same period as the delay in registering such other securities. Parent shall include in such registration statement all or any part of such Registrable Securities that a Holder requests to be registered; provided, however, that Parent shall not be required to register any Registrable Securities pursuant to this Section 1.1 that are eligible for sale pursuant to Rule 144 of the Securities Act without volume limitations or restrictions.  In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) should reasonably object to the inclusion of the Registrable Securities in such registration statement, then if Parent after consultation with the managing underwriter should reasonably determine that the inclusion of such Registrable Securities would materially adversely affect the offering contemplated in such registration statement (including the price at which Parent proposes to sell the securities in such offering), and based on such determination recommends inclusion in such registration statement of fewer or none of the Registrable Securities of a Holder, then (x) the number of Registrable Securities of the Holders included in such registration statement shall be reduced, pro rata based on the number of Registrable Securities that each Holder has requested be included in such registration statement and the aggregate number of Registrable Securities that the Holders and the other holders that have received shares of Parent Common Stock in connection with the Plan (the “Other Holders”) have requested be included in such registration statement (such proportion is referred to herein as “Pro Rata”), if Parent after consultation with the underwriter(s) recommends the inclusion of fewer Registrable Securities, or (y) none of the Registrable Securities of the Holders shall be included in such registration statement, if Parent after consultation with the underwriter(s) recommends the inclusion of none of such Registrable Securities; provided, however, that if securities are being offered for the account of other persons or entities as well as Parent, such reduction shall not represent a greater fraction of the number of Registrable Securities intended to be offered by the Holders than the fraction of similar reductions imposed on such other persons or entities (other than Parent).

1.2          Notwithstanding anything to the contrary contained in this Agreement, in the event the staff of the Commission (the “Staff”) or the Commission seeks to characterize any offering pursuant to a registration pursuant to the provisions of this Article I as constituting an offering of securities by or on behalf of Parent, or in any other manner, such that the Staff or the Commission do not permit such registration statement to become effective and used for resales in a manner that does not constitute such an offering and that permits the continuous resale at the market by the Holders participating therein (or as otherwise may be acceptable to each Holder) without being named therein as an “underwriter,” then Parent shall reduce the number of shares to be included in such registration statement by all Holders and the Other Holders until such time as the Staff and the Commission shall so permit such registration statement to become effective as aforesaid. In making such reduction, Parent shall reduce the number of shares to be included by all Holders and the Other Holders on a Pro Rata basis unless the inclusion of shares by a particular Holder or Other Holder or a particular set of Holders or Other Holders are resulting in the Staff’s or the Commission’s “by or on behalf of Parent” offering position, in which event the shares held by such Holder or Other Holder or set of Holders or Other Holders shall be the only shares subject to reduction (and if by a set of Holders or Other Holders on a Pro Rata basis by such Holders or Other Holders or on such other basis as would result in the exclusion of the least number of shares by all such Holders or Other Holders).  In addition, in the event that the Staff or the Commission requires any Holder seeking to sell securities under a registration pursuant to the provisions of this Article I to be specifically identified as an “underwriter” in order to permit such registration statement to become effective, and such Holder does not consent to being so named as an underwriter in such registration statement, then, in each such case, Parent shall reduce the total number of Registrable Securities to be registered on behalf of such Holder, until such time as the Staff or the Commission does not require such identification or until such Holder accepts such identification and the manner thereof.

1.3          In the event of a registration pursuant to the provisions of this Article I, Parent shall use its best efforts to cause the Registrable Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as a majority-in-interest of the Holders together with the Other Holders may reasonably request; provided, however, that Parent shall not by reason of this Agreement be required to qualify to do business in any state in which it is not otherwise required to qualify to do business, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process.

Parent shall use commercially reasonable efforts to keep effective any registration or qualification contemplated by this Agreement and shall, from time to time, amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for such period of time as shall be required to permit the Holders to complete the offer and sale of the Registrable Securities covered thereby.  Notwithstanding the preceding sentence, Parent shall in no event be required to keep any such registration or qualification in effect for a period in excess of six (6) months from the date on which the Holders together with the Other Holders are first free to sell such Registrable Securities; provided, however, that, if Parent is required to keep any such registration or qualification in effect with respect to securities other than the Registrable Securities beyond such period, Parent shall keep such registration or qualification in effect as it relates to the Registrable Securities for so long as such registration or qualification remains or is required to remain in effect in respect of such other securities.

1.4          In the event of a registration pursuant to the provisions of this Article I, Parent shall furnish to a Holder such reasonable number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations promulgated thereunder, and such other documents, as a Holder may reasonably request to facilitate the disposition of the Registrable Securities included in such registration.

1.5          In the event of a registration pursuant to the provision of this Article I, Parent, the Holders and the Other Holders shall enter into a cross-indemnity agreement and a contribution agreement, each in customary form, with each underwriter, if any, and, if requested, enter into an underwriting agreement containing conventional representations, warranties, allocation of expenses, and customary closing conditions, with any underwriter who acquires any Registrable Securities.

1.6          Parent agrees that, until all the Registrable Securities have been sold under a registration statement or pursuant to Rule 144 promulgated under the Securities Act, it shall keep current in filing all reports, statements and other materials required to be filed with the Commission to permit holders of the Registrable Securities to sell such securities under Rule 144 promulgated under the Securities Act.

1.7          Parent may grant piggy back registration rights to other persons so long as such rights are pari passu or subordinate to the rights of the Holders and nothing herein contained shall prohibit Parent from granting to any person demand registration rights.

ARTICLE II
INDEMNIFICATION AND CONTRIBUTION

2.1          Indemnification by Parent.  Parent shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, its directors, officers, agents and employees, each person or entity who controls such Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the directors, officers, agents and employees of such controlling persons or entities, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of any untrue or alleged untrue statement of a material fact contained in a registration statement covering the Registrable Securities, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding a Holder or such other Indemnified Party (as defined below) furnished in writing to Parent by such Holder expressly for use therein.  Parent shall notify each Holder promptly of any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (a “Proceeding”) of which Parent is aware in connection with the transactions contemplated by this Agreement.

2.2          Indemnification by Holders.  Each Holder shall, severally but not jointly, indemnify and hold harmless Parent, its directors, officers, agents and employees, each person or entity who controls Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents and employees of such controlling persons or entities, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review), as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in a registration statement applicable to the Registrable Securities, any prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder or other Indemnifying Party to Parent specifically for inclusion in a registration statement applicable to the Registrable Securities or such prospectus.

2.3          Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any person or entity entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the person or entity from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel (which shall be reasonably acceptable to the Indemnifying Party) that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 2.3) shall be paid to the Indemnified Party, as incurred, within thirty (30) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

2.4          Contribution.  If a claim for indemnification under Section 2.1 or 2.2 is unavailable to an Indemnified Party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other from the offering of the Registrable Securities.  If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault, as applicable, of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 2.3, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 2.4 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE III
GENERAL

3.1          Amendments and Waivers.  No amendment or waiver of any term or provision of this Agreement shall be effective unless in writing signed by Parent and the Holders of at least a majority of the Registrable Securities at the time in question (the “Majority Holders”).  The waiver by Parent or the Majority Holders of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

3.2          Notices.  Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date received by hand delivery, overnight delivery, facsimile transmission or registered mail, postage prepaid, addressed as follows:

3.2.1       if to Parent, to:

SFX Holding Corporation

650 Madison Avenue

New York, NY 10022

Attention:  Mitch Nelson, Esq.

Facsimile No.:  Fax:  (212) 750-3034

and

3.2.2       if to a Holder, to the address set forth opposite the name of such Holder on Exhibit A.

Parent and each Holder, by written notice given in accordance with this Section 3.2, may change the address to which such notice or other communications are to be sent.

3.3          Parent Representations.  Parent represents and warrants to each Holder that:

3.3.1       Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

3.3.2       The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent;

3.3.3       This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery hereof by each Holder) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles;

3.3.4       The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation or default (with or without notice or lapse of time, or both) under, (i) any provision of the charter or organizational documents of Parent, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which Parent is bound or to which any of its properties or assets is subject, other than, in which any of its properties or assets is subject, other than, in the case of clause (ii), any such violation or default that would not reasonably be expected to have a material adverse effect on the financial condition or operations of Parent, taken as a whole, and would not impair the ability of Parent to perform its obligations under this Agreement; and

3.3.5       No filing or registration with, or authorization, consent or approval of, any governmental authority is required by or with respect to Parent in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as otherwise expressly provided herein.

3.4          Holder Representations.  Each Holder represents and warrants, severally but not jointly, to Parent that:

3.4.1       Such Holder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

3.4.2       This Agreement has been duly executed and delivered by such Holder and (assuming the due authorization, execution and delivery hereof by Parent) constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles;

3.4.3       The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under (i) any provision of the charter or organizational documents of such Holder, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which such Holder is bound or to which any of its properties or assets is subject, other than, in which any of its properties or assets is subject, other than, in the case of clause (ii), any such violation or default that would not reasonably be expected to have a material adverse effect on the financial condition or operations of such Holder, taken as a whole, and would not impair the ability of such Holder to perform its obligations under this Agreement;

3.4.4       No filing or registration with, or authorization, consent or approval of, any governmental authority is required by or with respect to such Holder in connection with the execution and delivery by such Holder of this Agreement or the consummation by such Holder of the transactions contemplated hereby, except as otherwise expressly provided herein.

3.5          This Agreement and the rights, duties and obligations of Parent hereunder may not be assigned or delegated by Parent in whole or in part.  Prior to the date that is one year from the date that the Commission declares effective a registration pursuant to the provisions of Article I, no Holder may assign or delegate their rights, duties or obligations under this Agreement in whole or in part.  Except as set forth in immediately preceding sentence, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Parent unless and until Parent shall have received (i) written notice of such assignment as provided in Section 3.2 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Parent, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).  Any transfer or assignment made other than as provided in this Section 3.5 shall be null and void.

3.6          Miscellaneous.

3.6.1       This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.

3.6.2       This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all previous agreements among them relating to the subject matter hereof, whether written, oral or implied.

3.6.3       This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

3.6.4       The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

3.6.5       This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

3.6.6       Should any term or condition of this Agreement be determined by a court of competent jurisdiction to be unenforceable for any reason, including, without limitation, violation of statute or public policy, such provision shall, if possible, be reformed by the parties hereto, or if the parties cannot agree, by the appropriate court of competent jurisdiction to comply with applicable legal requirements in a matter that is as close in its intent and effect to the original provision as possible or, if such reformation cannot be accomplished shall be stricken without affecting the validity of any other term or condition of this Agreement.

3.6.7       Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SFX HOLDING CORPORATION

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer

[Signature Page — Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ERIC FULLER
an individual resident of Florida

/s/ Eric Fuller

COLLYNS STENZEL
an individual resident of Florida

/s/ Collyns Stenzel

[Signature Page — Registration Rights Agreement]

EXHIBIT A

HOLDERS

Name	Address
Eric Fuller	###
Collyns Stenzel	###